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                                                                 EXHIBIT 11.2

                            EDUCATIONAL MEDICAL, INC.
                 COMPUTATION OF HISTORICAL NET INCOME PER SHARE

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

                                            Three months         Three months
                                            ended June 30,       ended June 30,
Primary and fully diluted:                      1997                 1996
                                           ---------------        -------------
  Weighted average common stock
      outstanding during the period            7,496,243            5,412,548
   Effect of common stock
      equivalents issued subsequent
      to August 7, 1995 computed in
      accordance with the treasury
      stock method as required by
       the SEC                                   107,000             112,000
                                              ----------           ----------
Total                                          7,603,243            5,524,548
                                              ==========           ==========


Net income                                    $  212,923           $   72,204
Net income per
   share of common stock                      $      .03           $      .01

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